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                                                                     EXHIBIT 5.1


             OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP




                                 August 3, 1998



Broadcom Corporation
16251 Laguna Canyon Road
Irvine, California  92618

         Re:    Broadcom Corporation -
                Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel to Broadcom Corporation, a California corporation (the "Company") in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 15,948,439 shares of Class A Common Stock and 7,948,228 shares of Class B Common Stock and related stock options for issuance under the Company's 1998 Stock Incentive Plan (the "Incentive Plan"), (ii) 750,000 shares of Class A Common Stock under the Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan"), and (iii) 225,000 shares of Class A Common Stock held by a selling shareholder (the "Shareholder"). All of such shares are collectively referred to herein as the "Shares."

         This opinion is being furnished in accordance with the requirements of
Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

         We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment of the Incentive Plan and the Purchase Plan. Based on such review, we are of the opinion that, (i) if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to (a) the provisions of option agreements duly authorized under the Incentive Plan and in accordance with the Registration Statement, or (b) duly authorized direct stock issuances in accordance with the Incentive Plan and Purchase Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable and (ii) the 225,000 Shares held by the Shareholder, when sold in accordance with the Registration Statement and the related reoffer prospectus (as amended and supplemented through the date of sale), will be legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.


               This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Incentive Plan, Purchase Plan or the Shares.


                                           Very truly yours,



                                           BROBECK, PHLEGER & HARRISON LLP